EXHIBIT 99.2

EXCLUSIVE CAPITAL LEASE OF TRADE SECRETS

A. GRANT OF CAPITAL LEASE.

Timothy A. Holly, d/b/a Timothy A. Holly and Associates (the “Lessor”), a private consultant operating since 1973, hereby grants Tautachrome Inc. (the “Lessee”) an exclusive capital lease (the “Exclusive Capital Lease”) that grants to the Lessee the right to the usage, commercial or otherwise, of the following proprietary properties that are trade secrets (the “Trade Secrets”):

“PXR TACTICAL PLATFORM” AND “PXR STRATEGIC PLATFORM”

B. TERM OF EXCLUSIVE CAPITAL LEASE OF TRADE SECRETS

The term of this Exclusive Capital Lease shall be from March 30, 2023, for the entire useful life of the Trade Secrets (the “Term”). This Exclusive Capital Lease cannot be cancelled during the Term, except in the event of the Lessee filing for bankruptcy protection, in such an event, all rights shall revert to the Lessor.

C. LEASE PAYMENTS.

For the Term, Lessee shall not be required to make any payments to Lessor, provided Lessee grants to Lessor a fully paid-up, payment-free, exclusive, irrevocable right, license, and or commercial exploitation, without geographic limitation, any improvement, modification, or know-how developed using the Trade Secrets granted in this Exclusive Capital Lease.

D. OTHER TERMS.

1.	This Exclusive Capital Lease is not restricted to any territory or country, unless restricted by the laws and or regulations of such territory or country.

2.	This Exclusive Capital Lease is not transferrable to a third party.

3.

The Trade Secrets shall remain the property of the Lessor. However, the Lessee may at any time purchase the Trade Secrets by satisfying any liens and or liabilities secured by and or associated with the Trade Secrets. There are presently no liens or liabilities secured by and or associated with the Trade Secrets.

4.

This Exclusive Capital Lease and the improvements and adaptations of the Trade Secrets for the appropriate applications to Lessee was arranged by advisors Rick Hicks, Esq., Stephen Kent Radford, and Gregory L. Carter (each an “Advisor”), who shall be considered part of the Trade Secrets. Any consideration an Advisor receives from the Lessee is approved and acceptable by the Lessor and any actual or perceived conflict of interest is hereby waived.

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E. VALUATION OF THE LEASE.

Lessor considers the fair economic value this Exclusive Capital Lease to be $2,643,500,000, based upon the following and other confidential considerations:

1.	The specialized nature that only the Lessee can use the Trade Secrets.

2.	The historical costs in the development of the Trade Secrets.

3.	The term is for the entire useful life of the Trade Secrets.

4.	The discounted time value of money and other confidential economic inputs.

5.

Application of the six-factors test established by the American Law Institute, and other authorities including Sections 757 and 758 of the Restatement of Torts, the Uniform Trade Secrets Act, the Economic Espionage Act, the Defend Trade Secrets Act, and other federal and state laws, regulations, and court rulings.

F. MAINTENANCE OF SECRECY

Lessee and Lessor will exercise reasonable care to refrain from disclosing the Trade Secrets to any third parties (other than Lessor-approved consultants and the like working for Lessee that have a need to know, are bound by a confidentiality agreement regarding the Trade Secrets) and will use reasonable efforts to secure the Trade Secrets from being disclosed to third parties.

G. APPLICABLE LAWS

This Exclusive Capital Lease is governed by the laws of the State of Georgia and, if not in conflict, by federal laws such as the Defend Trade Secrets Act of 2016, 18 U.S.C. Section 1836, et seq.

Date: March 30, 2023

/s/ Timothy A. Holly
Timothy A. Holly
Timothy A. Holly and Associates

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